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                                                                    Exhibit 99.1



             TERAYON ANNOUNCES APPOINTMENT OF JERRY D. CHASE AS CEO

Santa Clara, California - July 26, 2004 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband access, delivery and management platforms, today announced that its Board of Directors has unanimously elected Jerry D. Chase to succeed Dr. Zaki Rakib as Chief Executive Officer of the company. Chase, 44, most recently was Chairman and Chief Executive Officer of Thales Broadcast & Multimedia, a wholly owned subsidiary of the global electronics company, Thales Group. Chase will join Terayon in his new capacity and as a member of the Board of Directors effective September 8, 2004.

     On behalf of the Terayon Board of Directors, Dr. Zaki Rakib, who will resign his role as CEO and move to the role of Chairman of the Board effective with Chase's arrival, said, "The Board is delighted to have Jerry Chase join us as our new CEO. Jerry is recognized for his ability to lead organizations in delivering significant and consistent growth. His extensive experience over the past fifteen years with companies that serve the broadcasting, cable, satellite and telecommunications industries will help enable Terayon to leverage its technology leadership into new market segments and accelerate innovation for our core cable operator customers. Jerry has a keen understanding of the emerging challenges and opportunities, and we are confident that he brings Terayon the appropriate combination of leadership, insight and imagination, and operational discipline and decisiveness, to advance the company for long term success."

     "Terayon is a well-recognized innovator in the cable industry for access and delivery platforms for broadband networks and the voice, video and data services they deliver," said Chase. "I am proud to be joining a company so rich in technology and industry leading products. I look forward to working with the Board and management team to accelerate Terayon's growth and achieve sustainable profitability."

     David Woodrow, chairman of Terayon's Nominating and Governance Committee, added, "The Board wants to thank Zaki for his energy, leadership and trail-blazing efforts as Terayon's CEO for the past ten years and welcome him into his new role as Chairman of Terayon upon Jerry's arrival."

     Chase brings more than 15 years of experience in technology companies to Terayon. At Thales Broadcast & Multimedia (TBM) Chase ran six operating companies in five countries. Under Chase, TBM took a leading market position in providing systems solutions for MPEG & IP video over DSL networks. TBM is also the global leader in digital terrestrial transmission and during Chase's tenure TBM won two Technical Emmy Awards. Prior to TBM, Chase was General Manager and Sales and Program Management Vice President at General Instrument and Vice President of Systems Engineering and Program Management at Scientific Atlanta. Chase is a former United States Marine Corps Officer and a recipient of the American Legion Aviator's Valor Award. He earned an MBA from Harvard University and holds a Bachelor of Science in Business Administration from East Carolina University.
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ABOUT TERAYON

     Terayon Communication Systems, Inc. provides access, delivery and management platforms for broadband providers, cable companies, satellite operators and broadcasters for the delivery of advanced, carrier-class voice, data and video services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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"SAFE HARBOR" STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: Except for the historical information contained herein, this news release contains forward-looking statements including statements of management's opinion or expectations. These statements are estimates and assumptions by Terayon and other parties that involve risks and uncertainties detailed from time to time in Terayon's filings with the Securities and Exchange Commission, including Terayon's 10-Q for the period ended March 31, 2004 and 10-K for the year ended December 31, 2003. Terayon is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.